EXHIBIT 10.1

Commercial Paper Dealer Agreement

4(a)(2) Program

Among:

CARNIVAL CORPORATION LTD., as Issuer,

CARNIVAL UK LTD., as Guarantor and

[DEALER NAME], as Dealer

Concerning Notes to be issued pursuant to an Issuing and Paying Agency Agreement dated as of November 3, 2026 among the Issuer, the Guarantor and U.S. Bank Trust Company, National Association, as Issuing and Paying Agent

Dated as of

November 3, 2026

Commercial Paper Dealer Agreement

4(a)(2) Program; Guaranteed

This commercial paper dealer agreement (this “Agreement”) sets forth the understandings among the Issuer, the Guarantor and the Dealer, each named on the cover page hereof, in connection with the issuance and sale by the Issuer of its short-term promissory notes (the “Notes”) through the Dealer.

Subject to the terms and conditions set forth in the guarantee, dated the date hereof, in the form of Exhibit D hereto, the Guarantor has agreed unconditionally and irrevocably to guarantee payment in full of the principal of and interest (if any) on all such Notes of the Issuer (the “Guarantee”).

Certain terms used in this Agreement are defined in Section 6 hereof.

The Addendum to this Agreement, and any Annexes or Exhibits described in this Agreement or such Addendum, are hereby incorporated into this Agreement and made fully a part hereof.

1.	Offers, Sales and Resales of Notes.

1.1	While (i) the Issuer has and shall have no obligation to sell the Notes to the Dealer or to permit the Dealer to arrange any sale of the Notes for the account of the Issuer, and (ii) the Dealer has and shall have no obligation to purchase the Notes from the Issuer or to arrange any sale of the Notes for the account of the Issuer, the parties hereto agree that in any case where the Dealer purchases Notes from the Issuer, or arranges for the sale of Notes by the Issuer, such Notes will be purchased or sold by the Dealer in reliance on the representations, warranties, covenants and agreements of the Issuer and the Guarantor contained herein or made pursuant hereto and on the terms and conditions and in the manner provided herein.

1.2	So long as this Agreement shall remain in effect, and in addition to the limitations contained in Section 1.7 hereof, neither the Issuer nor the Guarantor shall, without the consent of the Dealer, offer, solicit or accept offers to purchase, or sell, any Notes except (a) in transactions with one or more dealers which may from time to time after the date hereof become dealers with respect to the Notes by executing with the Issuer and the Guarantor one or more agreements which contain provisions substantially similar to those contained in Section 1 of this Agreement, of which the Issuer and the Guarantor hereby undertake to provide the Dealer prompt notice, or (b) in transactions with the other dealers listed on the Addendum hereto, which are executing agreements with the Issuer and the Guarantor which contain provisions substantially identical to Section 1 of this Agreement contemporaneously herewith or have executed agreements with the Issuer prior to the date hereof which contain such provisions (in the case of clauses (a) and (b), each, an “Other Dealer” and collectively, the “Other Dealers”). In no event shall the Issuer or the Guarantor offer, solicit or accept offers to purchase, or sell, any Notes directly on its own behalf in transactions with persons other than Other Dealers as specifically permitted in this Section 1.2.

1.3	The Notes shall have a minimum Face Amount of $250,000 or integral multiples of $1,000 in excess thereof, will bear such interest rates, if interest bearing, or will be sold at such discount from their Face Amounts, as shall be agreed upon by the Dealer and the Issuer, shall have a maturity not exceeding 180 days from the date of issuance and may have such terms as are specified in Exhibit B hereto, the Private Placement Memorandum or a pricing supplement, or as otherwise agreed upon by the applicable purchaser and the Issuer. The Notes shall not contain any provision for extension, renewal or automatic “rollover.”

2

1.4	The authentication and issuance of, and payment for, the Notes shall be effected in accordance with the Issuing and Paying Agency Agreement, and the Notes shall be either individual physical certificates or book-entry notes evidenced by one or more master notes (each, a “Master Note”) registered in the name of The Depository Trust Company (“DTC”) or its nominee, in the form or forms annexed to the Issuing and Paying Agency Agreement.

1.5	If the Issuer and the Dealer shall agree on the terms of the purchase of any Note by the Dealer or the sale of any Note arranged by the Dealer (including, but not limited to, agreement with respect to the date of issue, purchase price, principal amount, maturity and interest rate or interest rate index and margin (in the case of interest-bearing Notes) or discount thereof (in the case of Notes issued on a discount basis), and appropriate compensation for the Dealer’s services hereunder) pursuant to this Agreement, the Issuer shall cause such Note to be issued and delivered in accordance with the terms of the Issuing and Paying Agency Agreement and payment for such Note shall be made by the purchaser thereof, either directly or through the Dealer, to the Issuing and Paying Agent, for the account of the Issuer. Except as otherwise agreed, in the event that the Dealer is acting as an agent and a purchaser shall either fail to accept delivery of or make payment for a Note on the date fixed for settlement, the Dealer shall promptly notify the Issuer, and if the Dealer has theretofore paid the Issuer for the Note, the Issuer will promptly return such funds to the Dealer against its return of the Note to the Issuer, in the case of a certificated Note, and upon notice of such failure in the case of a book-entry Note.

1.6	The Dealer, the Issuer and the Guarantor hereby establish and agree to observe the following procedures in connection with offers, sales and subsequent resales or other transfers of the Notes:

(a)	Offers and sales of the Notes by or through the Dealer shall be made only to: (i) investors reasonably believed by the Dealer to be Qualified Institutional Buyers or Institutional Accredited Investors or (ii) non-bank fiduciaries or agents that will be purchasing Notes for one or more accounts, each of which is reasonably believed by the Dealer to be an Institutional Accredited Investor.

(b)	Resales and other transfers of the Notes by the holders thereof shall be made only in accordance with the restrictions in the legend described in clause (e) below.

(c)	No general solicitation or general advertising shall be used in connection with the offering of the Notes. Without limiting the generality of the foregoing, without the prior written approval of the Dealer, neither the Issuer nor the Guarantor shall issue any press release or place or publish any “tombstone” or other advertisement relating to the offer and sale of the Notes or the Guarantee. Notwithstanding the foregoing, (i) any publication by the Issuer of a notice in accordance with Rule 135c under the Securities Act shall not be deemed to constitute general solicitation or general advertising hereunder and shall not require prior written approval of the Dealer (provided, that the Issuer shall provide a copy thereof to the Dealer at least three (3) business days prior to publication) and (ii) the Issuer shall be permitted to make such filings with the SEC that the Issuer reasonably determines are required to comply with Section 13 or 15(d) of the Exchange Act, and the Dealer acknowledges the Issuer may file a current report on Form 8-K on or about the date hereof with respect to transactions contemplated hereby; provided, however, that unless otherwise prohibited by applicable securities laws, rules and regulations, the Issuer or the Guarantor, as applicable, shall omit the name of the Dealer from any publicly available filing (including the current report on Form 8-K) made by the Issuer or the Guarantor that makes reference to the offer or sale of the Notes, the issuance of the Guarantee or this

3

Agreement, including by redacting the Dealer’s name and any contact or other information that could identify the Dealer from any agreement or other information included in such filing.

(d)	No Note sold to any one purchaser or issued by the Issuer shall be in a Face Amount of less than $250,000. If the purchaser of any Note is a non-bank fiduciary acting on behalf of others, each person for whom such purchaser is acting must purchase a Note in a Face Amount of at least $250,000.

(e)	Offers and sales of the Notes shall be subject to the restrictions described in the legend appearing on Exhibit A hereto. A legend substantially to the effect of such Exhibit A shall appear as part of the Private Placement Memorandum used in connection with offers and sales of Notes hereunder, as well as on each individual certificate representing a Note and each Master Note representing book-entry Notes offered and sold pursuant to this Agreement.

(f)	The Dealer shall furnish or make available or shall have furnished or made available to each purchaser of Notes for which it has acted as the Dealer a copy of the then-current Private Placement Memorandum unless such purchaser has previously been furnished or had made available to it a copy of the Private Placement Memorandum as then in effect. The Private Placement Memorandum shall expressly state that any person to whom Notes are offered shall have an opportunity to ask questions of, and receive information from, the Issuer, the Guarantor and the Dealer and shall provide the names, addresses and telephone numbers of the persons from whom information regarding the Issuer and the Guarantor may be obtained.

(g)	The Issuer agrees, for the benefit of the Dealer and each of the holders and prospective purchasers from time to time of the Notes that, if at any time the Issuer shall not be subject to Section 13 or 15(d) of the Exchange Act, the Issuer will furnish, upon request and at its expense, to the Dealer and to holders and prospective purchasers of Notes information required by Rule 144A(d)(4)(i) in compliance with Rule 144A(d).

(h)	In the event that any Note offered or to be offered by the Dealer would be ineligible for resale under Rule 144A, the Issuer shall promptly notify the Dealer (by telephone, confirmed in writing, or email) of such fact and shall promptly prepare and deliver to the Dealer an amendment or supplement to the Private Placement Memorandum describing the Notes that are ineligible, the reason for such ineligibility and any other relevant information relating thereto.

(i)	The Issuer and the Guarantor represent that neither the Issuer nor the Guarantor is currently issuing commercial paper in the United States market in reliance upon the exemption provided by Section 3(a)(3) of the Securities Act. The Issuer and the Guarantor each agree that, if the Issuer or the Guarantor shall issue commercial paper after the date hereof in reliance upon such exemption (a) the proceeds from the sale of the Notes will be segregated from the proceeds of the sale of any such commercial paper by being placed in a separate account; (b) the Issuer and the Guarantor will institute appropriate corporate procedures to ensure that the offers and sales of notes issued by the Issuer or the Guarantor, as the case may be, pursuant to the Section 3(a)(3) exemption are not integrated with offerings and sales of Notes hereunder; and (c) the Issuer and the Guarantor will comply with each of the requirements of Section 3(a)(3) of the Securities Act in selling commercial paper or other short-term debt securities other than the Notes in the United States.

4

(j)	The Dealer represents and warrants, as of the date hereof and as of any date any Notes are sold or resold to the Dealer, that it is a Qualified Institutional Buyer or an Institutional Accredited Investor, as applicable.

1.7	Each of the Issuer and the Guarantor hereby represents and warrants to the Dealer, in connection with offers, sales and resales of Notes, as follows:

(a)	The Issuer and the Guarantor hereby confirm to the Dealer that (except as permitted by Section 1.6(i)) within the preceding six months neither the Issuer nor the Guarantor nor any person other than the Dealer or the Other Dealers acting on behalf of the Issuer or the Guarantor has offered or sold any Notes, or any substantially similar security of the Issuer or the Guarantor (including, without limitation, medium-term notes issued by the Issuer or the Guarantor), to, or solicited offers to buy any such security from, any person other than the Dealer or the Other Dealers. The Issuer and the Guarantor also agree that (except as permitted by Section 1.6(i)), as long as the Notes are being offered for sale by the Dealer and the Other Dealers as contemplated hereby and until at least six months after the offer of Notes hereunder has been terminated, neither the Issuer nor the Guarantor nor any person other than the Dealer or the Other Dealers (except as contemplated by Section 1.2 hereof) will offer the Notes or any substantially similar security of the Issuer for sale to, or solicit offers to buy any such security from, any person other than the Dealer or the Other Dealers (except to the extent that any of the foregoing would not cause the offer and sale of the Notes to no longer come within the exemptions of the Securities Act contemplated by this Agreement), it being understood that such agreement is made with a view to bringing the offer and sale of the Notes within the exemption provided by Section 4(a)(2) of the Securities Act and shall survive any termination of this Agreement. Each of the Issuer and the Guarantor hereby (i) represents and warrants that it has not taken or omitted to take, and (ii) covenants that it will not take, or omit to take, in each case, any action, which action (or the absence thereof, in the case of an omission) would cause the offering and sale of Notes hereunder to be integrated with any other offering of securities in a manner that would require registration of the Notes under the Securities Act, whether such offering is made by the Issuer or the Guarantor or some other party or parties.

(b)	The Issuer represents and agrees that the proceeds of the sale of the Notes are not currently contemplated to be used for the purpose of buying, carrying or trading securities within the meaning of Regulation T and the interpretations thereunder by the Board of Governors of the Federal Reserve System. In the event that the Issuer determines to use such proceeds for the purpose of buying, carrying or trading securities, whether in connection with an acquisition of another company or otherwise, the Issuer shall give the Dealer at least five business days’ prior written notice to that effect. The Issuer shall also give the Dealer prompt notice of the actual date that it commences to purchase securities with the proceeds of the Notes. Thereafter, in the event that the Dealer purchases Notes as principal and does not resell such Notes on the day of such purchase, to the extent necessary to comply with Regulation T and the interpretations thereunder, the Dealer will sell such Notes either (i) only to offerees it reasonably believes to be Qualified Institutional Buyers or to Qualified Institutional Buyers it reasonably believes are acting for other Qualified Institutional Buyers, in each case in accordance with Rule 144A, or (ii) in a manner which would not cause a violation of Regulation T and the interpretations thereunder.

1.8	The Issuer shall not issue Notes, or request the Dealer to offer and sell Notes, to the extent that after giving effect to such issuance and the application of the proceeds thereof, the

5

aggregate Face Amount of outstanding Notes under the Program would exceed the Maximum Amount. The Issuer may from time to time increase the Maximum Amount by:

(a)	giving at least three (3) days’ notice by letter substantially in the form attached hereto as Exhibit C (the “Notification Letter for an Increase in the Maximum Amount”) to the Dealer and the Issuing and Paying Agent; and

(b)	delivery of (i) a certificate from a duly authorized officer of the Issuer and the Guarantor confirming that no changes have been made to the organizational documents of the Issuer or the Guarantor since the date a certified copy thereof was most recently delivered to the Dealer or, if there has been any such change, a certified copy of the related organizational documents currently in force; (ii) certified copies of all documents evidencing the internal authorization and approval required to be adopted by the Issuer and the Guarantor for such an increase in the Maximum Amount; (iii) an updated or supplemental Private Placement Memorandum reflecting the increase in the Maximum Amount of the Program; (iv) one or more legal opinions of counsel to the Issuer and the Guarantor, addressed to the Dealer, in form and substance reasonably satisfactory to the Dealer; (v) evidence from each nationally recognized statistical rating organization providing a rating of the Notes either (A) that such rating has been confirmed after giving effect to the increase in the Maximum Amount or (B) setting forth any change in the rating of the Notes after giving effect to the increase in the Maximum Amount; and (vi) such other certificates, opinions, letters and documents as the Dealer shall have reasonably requested.
2.	Representations and Warranties of the Issuer and the Guarantor.

Each of the Issuer and the Guarantor represents and warrants as to itself that:

2.1	The Issuer is a Bermuda exempted company limited by shares duly continued, validly existing and in good standing under the laws of Bermuda and has all the requisite corporate power and authority to execute, deliver and perform its obligations under the Notes, this Agreement and the Issuing and Paying Agency Agreement.

2.2	The Guarantor is a private limited company incorporated and registered in England and Wales and in good standing under the laws of the jurisdiction of its incorporation and has all the requisite power and authority to execute, deliver and perform its obligations under the Guarantee, this Agreement and the Issuing and Paying Agency Agreement.

2.3	This Agreement and the Issuing and Paying Agency Agreement have been duly authorized, executed and delivered by the Issuer and the Guarantor and constitute legal, valid and binding obligations of the Issuer and the Guarantor enforceable against the Issuer and the Guarantor in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and limitations on rights to indemnity and contribution imposed by applicable law.

2.4	The Notes have been duly authorized, and when issued as provided in the Issuing and Paying Agency Agreement, will be duly and validly issued and will constitute legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws relating to or affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

6

2.5	The Guarantee has been duly authorized, executed and delivered by the Guarantor and constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws relating to or affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.6	Assuming compliance by the Dealer with the terms applicable to it set forth in Section 1.6 of this Agreement, the offer and sale of the Notes and the Guarantee in the manner contemplated hereby do not require registration of the Notes or the Guarantee under the Securities Act, and no indenture in respect of the Notes or the Guarantee is required to be qualified under the Trust Indenture Act of 1939, as amended.

2.7	Except as disclosed in the Private Placement Memorandum, the Notes and the Guarantee will rank at least pari passu with all other unsecured and unsubordinated indebtedness of the Issuer and the Guarantor, respectively.

2.8	Assuming compliance by the Dealer with the terms applicable to it set forth in Section 1.6 of this Agreement, no consent or action of, or filing or registration with, any governmental or public regulatory body or authority having jurisdiction over the Issuer or the Guarantor is required to authorize, or is otherwise required in connection with, the execution, delivery or performance by the Issuer or the Guarantor of this Agreement and the Issuing and Paying Agency Agreement or the consummation by the Issuer or the Guarantor of the issuance and sale of, or the performance of its obligations under, the Notes and the Guarantee contemplated thereby, except (i) for the filing by the Issuer of a current report on Form 8-K with the SEC if the Issuer reasonably determines such a filing is required, (ii) as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Notes, or (iii) as have already been obtained.

2.9	Neither the execution and delivery of this Agreement, the Guarantee and the Issuing and Paying Agency Agreement, nor the issuance of the Notes in accordance with the Issuing and Paying Agency Agreement, nor the fulfillment of or compliance with the terms and provisions hereof or thereof by the Issuer or the Guarantor, will (i) result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Issuer or the Guarantor, or (ii) violate or result in a breach or a default under any of the terms of (a) the Issuer’s or the Guarantor’s organizational documents, (b) any contract or instrument to which the Issuer or the Guarantor is a party or by which it or its property is bound, or (c) any law or regulation, or any order, writ, injunction or decree of any court or government instrumentality, to which the Issuer or the Guarantor is subject or by which it or its property is bound, which violation, breach or default with respect to clauses (b) or (c) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), operations or business prospects of the Issuer or the Guarantor or the ability of the Issuer or the Guarantor to perform its obligations under this Agreement, the Notes, the Guarantee or the Issuing and Paying Agency Agreement (a “Material Adverse Effect”).

2.10	There is no litigation or governmental proceeding pending, or to the knowledge of the Issuer or the Guarantor threatened, against or affecting the Issuer or the Guarantor or any of their respective subsidiaries (other than that which is disclosed in the Company Information) which could reasonably be expected to have a Material Adverse Effect.

2.11	Neither the Issuer nor the Guarantor is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7

2.12	Neither the Private Placement Memorandum nor the Company Information (in each case, other than the Dealer Information) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.13	Neither the Issuer nor the Guarantor nor any of their respective subsidiaries, directors or officers, nor to the knowledge of the Issuer or the Guarantor, any agent, employee, representative or affiliate or other person associated with or acting on behalf of the Issuer or the Guarantor or any of their respective subsidiaries has, nor will with proceeds from any offering of Notes be, (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office, from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under the U.K. Bribery Act 2010 or any other applicable anti-bribery or anti-corruption law; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. The Issuer and the Guarantor and their respective subsidiaries have instituted, maintained and enforced, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

2.14	The operations of the Issuer and the Guarantor and their respective subsidiaries are and have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements, including, to the extent applicable, those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions in which the Issuer and the Guarantor and their respective subsidiaries conduct business, the applicable rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or the Guarantor or any of their respective subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Issuer or the Guarantor, threatened.

2.15	Neither the Issuer nor the Guarantor nor any of their respective subsidiaries, directors or officers, nor to the knowledge of the Issuer or the Guarantor, any agent, employee, representative or affiliate or other person associated with or acting on behalf of the Issuer or the Guarantor or any of their respective subsidiaries (i) is currently the subject or target of any sanctions administered or imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or enforced by His Majesty’s Treasury) or other relevant sanctions authority (collectively, “Sanctions” and such persons, “Sanctioned Persons”) or (ii) will, directly or indirectly, use the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person (x) to fund or facilitate any activities or business (1) of or with any

8

person that, at the time of such funding or facilitation, is the subject or target of Sanctions, or (2) in any country or territory that, at the time of such funding or facilitation, is, or whose government is, the subject or target of Sanctions (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”), or (y) in any manner that will result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any person (including any person participating in the offering of Notes, whether as dealer, advisor, investor or otherwise).

2.16	Neither the Issuer nor the Guarantor nor any of their respective subsidiaries nor any director, officer, agent, employee, representative or affiliate of the Issuer or the Guarantor or any of their respective subsidiaries, is a person that is, or is 50% or more owned or otherwise controlled by one or more persons that are: (i) the subject of any Sanctions; or (ii) located, organized or resident in a Sanctioned Country.

2.17	Except as has been disclosed to the Dealer in writing, neither the Issuer nor the Guarantor nor any of their respective subsidiaries or affiliates has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country in a manner prohibited by Sanctions, in the preceding 3 years, nor does the Issuer or the Guarantor or any of their respective subsidiaries or affiliates have any plans to increase its dealings or transactions, or commence dealings or transactions, with or for the benefit of Sanctioned Persons, or with or in Sanctioned Countries in a manner prohibited by Sanctions, or with or in the Russian Federation as long as new investments in the Russian Federation remain prohibited or restricted under Sanctions.

2.18	Except as may be described in the Company Information or the Private Placement Memorandum or as would not have a Material Adverse Effect: (i) the information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases owned or controlled by, or operated on behalf of, the Issuer and the Guarantor and their respective subsidiaries (collectively, the “IT Systems”) operate and perform in all material respects as required in connection with the operation of the business of the Issuer and the Guarantor and their respective subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants; (ii) the Issuer and the Guarantor and their respective subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data in their possession or control (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and there have been no breaches, violations, outages or unauthorized uses of or accesses to same, nor incidents under internal review or investigation, in each case, except as may be described in or incorporated by reference in the Company Information or the Private Placement Memorandum or those that have been or will be remedied without material cost or liability or the duty to notify any other person; and (iii) the Issuer and the Guarantor and their respective subsidiaries are presently in material compliance with court or arbitrator or governmental or regulatory authority and contractual obligations relating to the privacy, security and protection of the IT Systems and Personal Data.

2.19	Under the laws of Bermuda, neither the Issuer nor any of its revenues, assets or properties has any right of immunity from service of process or from the jurisdiction of competent courts of Bermuda or the United States or the State of New York in connection with any suit, action or proceeding, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment or from any other legal process with respect to its

9

obligations under this Agreement, the Issuing and Paying Agency Agreement, the Master Note or the Notes.

2.20	Under the laws of England and Wales, neither the Guarantor nor any of its revenues, assets or properties has any right of immunity from service of process or from the jurisdiction of competent courts of England and Wales or the United States or the State of New York in connection with any suit, action or proceeding, attachment prior to judgment, attachment in aid of execution of a judgment or execution of a judgment or from any other legal process with respect to its obligations under this Agreement, the Issuing and Paying Agency Agreement or the Guarantee.

2.21	The Issuer is permitted to make all payments under this Agreement, the Issuing and Paying Agency Agreement, the Master Note and the Notes to holders of the Notes that are non-residents of Bermuda, free and clear of and without deduction or withholding for or on account of any taxes or other governmental charges imposed by Bermuda. There is no stamp or documentary tax or other charge imposed by any governmental agency having jurisdiction over the Issuer in connection with the execution, delivery, issuance, payment, performance, enforcement or introduction into evidence in a court of Bermuda of this Agreement, the Issuing and Paying Agency Agreement, the Master Note or any Note.

2.22	The Guarantor is permitted to make all payments under this Agreement, the Issuing and Paying Agency Agreement, and the Guarantee to holders of the Notes that are non-residents of the United Kingdom, free and clear of and without deduction or withholding for or on account of any taxes or other governmental charges imposed by the laws of the United Kingdom. There is no stamp or documentary tax or other charge imposed by any governmental agency having jurisdiction over the Guarantor in connection with the execution, delivery, issuance, payment, performance, enforcement or introduction into evidence in a court of England and Wales of this Agreement, the Issuing and Paying Agency Agreement, or the Guarantee.

2.23	The choice of New York law to govern this Agreement, the Issuing and Paying Agency Agreement, the Master Note and the Notes is, under the laws of Bermuda, a valid and binding choice of law which would be recognized and given effect to by the courts of Bermuda (save to the extent that it would be contrary to Bermuda public policy or mandatory provisions of Bermuda law), and the submission by the Issuer in Section 7.3(b) of the Agreement to the jurisdiction of the United States federal courts located in the Borough of Manhattan or the courts of the State of New York located in the Borough of Manhattan is valid and binding upon the Issuer under the laws of Bermuda.

2.24	The choice of New York law to govern this Agreement, the Issuing and Paying Agency Agreement, the Guarantee, the Master Note and the Notes is, under the laws of England and Wales, a valid, effective and irrevocable choice of law, and the submission by the Guarantor in Section 7.3(b) of the Agreement to the jurisdiction of the United States federal courts located in the Borough of Manhattan or the courts of the State of New York located in the Borough of Manhattan is valid and binding upon the Guarantor under the laws of England and Wales.

2.25	Any final judgment rendered in accordance with Section 7.3 of this Agreement in an action to enforce the obligations of the Issuer under this Agreement, the Issuing and Paying Agency Agreement, the Master Note or the Notes is capable of being enforced in the courts of Bermuda without relitigation of the matters covered.

2.26	Any final judgment rendered in accordance with Section 7.3 of this Agreement in an action to enforce the obligations of the Guarantor under this Agreement, the Issuing and Paying Agency Agreement, the Guarantee, the Master Note or the Notes is capable of

10

being enforced in the courts of England and Wales without relitigation of the matters covered.

2.27	As a condition to the admissibility in evidence of this Agreement, the Issuing and Paying Agency Agreement, the Master Note or the Notes in the courts of Bermuda, it is not necessary that this Agreement, the Issuing and Paying Agency Agreement, the Master Note or the Notes be filed or recorded with any court or other authority.

2.28	As a condition to the admissibility in evidence of this Agreement, the Issuing and Paying Agency Agreement or the Guarantee in the courts of England and Wales, it is not necessary that this Agreement, the Issuing and Paying Agency Agreement, the Guarantee, the Master Note or the Notes be filed or recorded with any court or other authority.

2.29	It is not necessary that the Dealer or any holder of a Note be licensed or otherwise qualified to conduct business in Bermuda in order to enforce the obligations of the Issuer in Bermuda.

2.30	Under the laws of England and Wales, it is not necessary, in order to enable the Dealer or any holder of a Note to enforce the obligations of the Guarantor under this Agreement or the Guarantee in England and Wales, that the Dealer or such holder be licensed or otherwise qualified to conduct business in England and Wales solely by reason of the execution, delivery, performance or enforcement of this Agreement or the Guarantee.

2.31	The Guarantor will receive financial benefits from the issuance of Notes by the Issuer and the issue by the Guarantor of the Guarantee in respect of the Notes.

2.32	Each (a) issuance of Notes by the Issuer hereunder and (b) amendment or supplement of the Private Placement Memorandum shall be deemed a representation and warranty by each of the Issuer and the Guarantor to the Dealer, as of the date thereof, that, both before and after giving effect to such issuance and after giving effect to such amendment or supplement, (i) the representations and warranties given by the Issuer and the Guarantor set forth in this Section 2 remain true and correct on and as of such date as if made on and as of such date, (ii) in the case of an issuance of Notes, the Notes being issued on such date have been duly and validly issued and constitute legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws relating to or affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and are guaranteed pursuant to the Guarantee, (iii) in the case of an issuance of Notes, since the date of the most recent Private Placement Memorandum, there has been no material adverse change in the condition (financial or otherwise), operations or business prospects of the Issuer or the Guarantor or the ability of the Issuer or the Guarantor to perform its obligations under this Agreement, the Notes, the Guarantee or the Issuing and Paying Agency Agreement which has not been disclosed to the Dealer in writing and (iv) neither the Issuer nor the Guarantor is in default of any of its obligations under (A) this Agreement or the Issuing and Paying Agency Agreement or (B) any Notes or the Guarantee, which, in the case of a default under clause (A) of this subsection (iv), could reasonably be expected to have a Material Adverse Effect.
3.	Covenants and Agreements of the Issuer and the Guarantor.

Each of the Issuer and the Guarantor covenants and agrees as to itself that:

3.1	The Issuer and the Guarantor will give the Dealer prompt notice (but in any event prior to any subsequent issuance of Notes hereunder) of any amendment to, modification of or

11

waiver with respect to, the Notes, the Guarantee or the Issuing and Paying Agency Agreement, including a complete copy of any such amendment, modification or waiver.

3.2	Upon any change in the Issuer’s or the Guarantor’s condition (financial or otherwise), operations or business prospects or any other development or occurrence in relation to the Issuer or the Guarantor that would be reasonably likely to be material to holders of the Notes or potential holders of the Notes (including any public announcement of any downgrading in the rating assigned to any of the Issuer’s or the Guarantor’s securities by any nationally recognized statistical rating organization which has published a rating of the Notes), the Issuer or the Guarantor shall promptly, after learning of such change or such other development or occurrence, and in any event prior to any issuance of Notes subsequent to such change or such other development or occurrence, notify the Dealer (by telephone, confirmed in writing, or email) of the occurrence of such change, development or occurrence.

3.3	The Issuer and the Guarantor shall from time to time furnish to the Dealer such information as the Dealer may reasonably request (which information can be provided without unreasonable effort or expense), including, without limitation, any press releases or material provided by the Issuer or the Guarantor to any national securities exchange or rating agency, regarding (i) the operations and financial condition of the Issuer or the Guarantor, (ii) the due authorization and execution of the Notes and the Guarantee, (iii) the Issuer’s ability to pay the Notes as they mature and (iv) the Guarantor’s ability to fulfill its obligations under the Guarantee. For the avoidance of doubt, (y) the Issuer or the Guarantor shall be deemed to have furnished any such requested information if the Issuer or the Guarantor has identified (by telephone, confirmed in writing, or email) the relevant publicly available report or reports filed with the SEC that contain such requested information and (z) the Issuer and the Guarantor shall have no obligation under this Section 3.3 to furnish any information to the extent such information constitutes material non-public information or is information the Issuer or the Guarantor is otherwise required to keep confidential.

3.4	The Issuer and the Guarantor will take all such action as the Dealer may reasonably request to ensure that each offer and each sale of the Notes will comply with any applicable state Blue Sky laws; provided, however, that neither the Issuer nor the Guarantor shall be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

3.5	Neither the Issuer nor the Guarantor will be in default of any of its obligations hereunder, under the Notes, the Guarantee or under the Issuing and Paying Agency Agreement, at any time that any of the Notes are outstanding.

3.6	The Issuer shall not issue Notes hereunder until the Dealer shall have received (a) one or more opinions of counsel to the Issuer and the Guarantor, addressed to the Dealer, reasonably satisfactory in form and substance to the Dealer; (b) a copy of the executed Issuing and Paying Agency Agreement as then in effect; (c) a copy of the executed Guarantee; (d) a certificate of the secretary, assistant secretary or other designated officer of the Issuer and the Guarantor certifying, as of the date thereof: (i) the organizational documents of the Issuer and the Guarantor and attaching true, correct and complete copies thereof, (ii) resolutions adopted by the applicable governing body of the Issuer and the Guarantor authorizing execution and delivery by the Issuer and the Guarantor of each Program Document and the consummation of the transactions contemplated thereby, including the issuance and sale of, and the performance of its obligations under, the Notes, (iii) the Issuer’s and the Guarantor’s representations and warranties being true and correct in all material respects, and (iv) the incumbency of the officers of the Issuer and the Guarantor

12

authorized to execute and deliver the Program Documents and to take other action on behalf of the Issuer and the Guarantor in connection with the transactions contemplated thereby; (e) prior to the issuance of any book-entry Notes represented by a Master Note, an executed copy of the Letter of Representations to DTC executed by the Issuer and the Issuing and Paying Agent and the executed Master Note; (f) prior to the issuance of any Notes in physical form, a copy of such form (unless attached to this Agreement or the Issuing and Paying Agency Agreement); (g) confirmation of the then current rating assigned to the Notes by each nationally recognized statistical rating organization then rating the Notes; (h) a properly completed and signed IRS Form W-8 or W-9, as applicable, for the Issuer and the Guarantor; (i) all information regarding beneficial ownership required by 31 C.F.R. § 1010.230, including a completed form promulgated by the Securities Industry and Financial Markets Association, that is requested by the Dealer in order to facilitate compliance by the Dealer with the requirements of the U.S. Department of Treasury Financial Crimes Enforcement Network; and (j) such other certificates, opinions, letters and documents as the Dealer shall have reasonably requested.

3.7	The Issuer and the Guarantor, jointly and severally, shall reimburse the Dealer for all of the Dealer’s reasonable and documented out-of-pocket expenses related to this Agreement, including reasonable and documented expenses incurred in connection with its preparation and negotiation, and the transactions contemplated hereby (including, but not limited to, the printing and distribution of the Private Placement Memorandum), and for the reasonable fees and out-of-pocket expenses of the Dealers’ counsel; provided that the reasonable fees and out-of-pocket expenses of the Dealers’ counsel in connection with the initial establishment of the Program shall be limited to $80,000; and provided, further, that the reasonable fees and out-of-pocket expenses of the Dealers’ counsel shall thereafter be limited to $80,000 in any calendar year (excluding any amounts payable under Section 5 hereof) unless otherwise agreed to by the Issuer.

3.8	Neither the Issuer nor the Guarantor shall file a Form D (as referenced in Rule 503 under the Securities Act) at any time in respect of the offer or sale of the Notes.

4.	Disclosure.

4.1	The Private Placement Memorandum and its contents (other than the Dealer Information) shall be the sole responsibility of the Issuer and the Guarantor. The Private Placement Memorandum shall contain a statement expressly offering an opportunity for each prospective purchaser to ask questions of, and receive answers from, the Issuer or the Guarantor concerning the offering of Notes and to obtain relevant additional information which is not confidential or non-public information and which the Issuer and the Guarantor possess or can acquire without unreasonable effort or expense.

4.2	Each of the Issuer and the Guarantor agrees to promptly furnish the Dealer the Company Information as it becomes available, provided, however, that any Company Information that is publicly filed with the SEC shall be deemed to have been furnished to the Dealer upon such Company Information being accessible through EDGAR.

4.3	(a) Each of the Issuer and the Guarantor further agrees to notify the Dealer promptly upon the occurrence of any event relating to or affecting the Issuer or the Guarantor that would cause the Company Information then in existence to include an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

(b) Following the delivery of any such notice by the Issuer or the Guarantor, all solicitations and sales of Notes shall be suspended, and the Issuer shall not request the Dealer to offer or sell, and the Dealer shall not offer or sell, the Notes until the Issuer and the Guarantor amend or supplement the Private Placement Memorandum so that the Private Placement Memorandum, as amended or supplemented, does not contain an untrue

13

statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Dealer notifies the Issuer that it then has Notes it is holding in inventory, either (i) the Issuer and the Guarantor shall promptly complete such amendment or supplement and provide it to the Dealer or (ii) the Issuer shall repurchase the entirety of such inventory of the Notes of the Dealer at a purchase price equal to either (x) in the case of an interest-bearing Note, the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase or (y) in the case of a Note issued on a discount basis, the price paid by the Dealer for the purchase thereof, plus the accreted discount thereon to the date of purchase based on the purchase price thereof.

(c)  Without limiting the generality of Section 4.3(a), to the extent that the Private Placement Memorandum sets forth financial information of the Issuer or the Guarantor (other than financial information included in a report described in clause (i) of the definition of “Company Information” that (i) is incorporated by reference in the Private Placement Memorandum or (ii) the Private Placement Memorandum expressly states is being made available to holders and prospective purchasers of the Notes but is not otherwise set forth therein), the Issuer and the Guarantor shall review, amend and supplement the Private Placement Memorandum on a periodic basis, but no less than at least once annually, to incorporate current financial information of the Issuer and the Guarantor to the extent necessary to ensure that the information provided in the Private Placement Memorandum is accurate and complete.

5.	Indemnification and Contribution.

5.1	The Issuer and the Guarantor, jointly and severally, will indemnify and hold harmless the Dealer, each individual, corporation, partnership, trust, association or other entity controlling the Dealer, any affiliate of the Dealer or any such controlling entity and their respective directors, officers, employees, partners, incorporators, shareholders, servants, trustees and agents (hereinafter the “Indemnitees”) against any and all liabilities, penalties, suits, causes of action, losses, damages, claims, costs and expenses (including, without limitation, fees and disbursements of counsel) or judgments of whatever kind or nature (each a “Claim”), imposed upon, incurred by or asserted against the Indemnitees arising out of or based upon (i) any allegation that the Private Placement Memorandum, the Company Information or any information provided by the Issuer or the Guarantor to the Dealer included (as of any relevant time) or includes an untrue statement of a material fact or omitted (as of any relevant time) or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the breach by the Issuer or the Guarantor of any agreement, covenant or representation made in or pursuant to this Agreement; provided, however, that no indemnity or contribution under this Section 5 shall be available to any Indemnitee in respect of any Claim asserted by a party purchasing Notes that arises from an untrue statement or alleged untrue statement of a material fact in the Private Placement Memorandum or the Company Information or an omission or alleged omission of a material fact from the Private Placement Memorandum or the Company Information if (x) at the time of such purchase, the Issuer had previously timely furnished copies of the amended or supplemented Private Placement Memorandum or Company Information to the Dealer, (y) such alleged or actual untrue statement or omission was corrected in such amended or supplemented Private Placement Memorandum or Company Information and (z) there was not sent or furnished to such party, at or prior to the time of such purchase of Notes a copy of such amended or supplemented Private Placement Memorandum or Company Information. This indemnification shall not apply to the extent that a Claim (x) arises out of or is based upon Dealer Information or (y) with respect to clause (ii) above only, arises out of or is based upon the gross negligence or willful misconduct of the Dealer as determined by a court of competent jurisdiction in a final non-appealable judgment.

14

5.2	The Issuer and the Guarantor, jointly and severally, agree to reimburse each Indemnitee for all expenses (including reasonable and documented fees and disbursements of external counsel) as they are incurred by it in connection with investigating or defending any loss, claim, damage, liability or action in respect of which indemnification may be sought under this Section 5 (whether or not it is a party to any such proceedings).

5.3	Promptly after receipt by an Indemnitee of notice of the existence of a Claim, such Indemnitee will, if a claim in respect thereof is to be made against the Issuer or the Guarantor, notify the Issuer or the Guarantor in writing of the existence thereof; provided that (i) the omission to so notify the Issuer or the Guarantor will not relieve it from any liability which it may have hereunder unless and except to the extent it did not otherwise learn of such Claim and such failure results in the forfeiture by it of substantial rights and defenses, and (ii) the omission to so notify the Issuer or the Guarantor will not relieve it from liability which it may have to an Indemnitee otherwise than on account of this indemnity agreement. In case any such Claim is made against any Indemnitee and it notifies the Issuer or the Guarantor of the existence thereof, the Issuer and the Guarantor will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Indemnitee, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnitee; provided that if the defendants in any such Claim include both the Indemnitee and either the Issuer or the Guarantor, and the Indemnitee shall have concluded that there may be legal defenses available to it which are different from or additional to those available to the Issuer or the Guarantor, neither the Issuer nor the Guarantor shall have the right to direct the defense of such Claim on behalf of such Indemnitee, and the Indemnitee shall have the right to select separate counsel to assert such legal defenses on behalf of such Indemnitee. Notwithstanding anything herein to the contrary, all of the Indemnitees who are party to the same Claim shall utilize the same counsel (in addition to any local counsel in the jurisdiction in which any Claim is brought) unless any such Indemnitee shall have concluded on the advice of counsel that there may be legal defenses available to it which are different from or additional to those available to any other Indemnitee or Indemnitees and that representation by the same counsel would not be appropriate. Upon receipt of notice from the Issuer or the Guarantor to such Indemnitee of the election of the Issuer and the Guarantor to so assume the defense of such Claim and approval by the Indemnitee of counsel, the Issuer and the Guarantor will not be liable to such Indemnitee for expenses incurred thereafter by the Indemnitee in connection with the defense thereof (other than reasonable costs of investigation) unless (i) the Indemnitee shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence (it being understood, however, that neither the Issuer nor the Guarantor shall be liable for the expenses of more than one separate counsel (in addition to any local counsel in the jurisdiction in which any Claim is brought), approved by the Dealer, representing the Indemnitee who is party to such Claim), (ii) the Issuer and the Guarantor shall not have employed counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice of existence of the Claim or (iii) the Issuer or the Guarantor has authorized in writing the employment of counsel for the Indemnitee. The indemnity, reimbursement and contribution obligations of the Issuer and the Guarantor hereunder shall be in addition to any other liability the Issuer or the Guarantor may otherwise have to an Indemnitee and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Issuer, the Guarantor and any Indemnitee. Each of the Issuer and the Guarantor agrees that without the Dealer’s prior written consent it will not settle, compromise or consent to the entry of any judgment in any Claim in respect of which indemnification may be sought under the indemnification provision of the Agreement (whether or not the Dealer or any other Indemnitee is an actual or potential party to such

15

Claim), unless such settlement, compromise or consent (i) includes an unconditional release of each Indemnitee from all liability arising out of such Claim and (ii) does not include a statement as to or an admission of fault, culpability or failure to act, by or on behalf of any Indemnitee. Neither the Issuer nor the Guarantor shall be liable hereunder to any Indemnitee regarding any settlement, compromise or entry of judgment with respect to any Claim unless such settlement, compromise or entry of judgment is consented to by it, which consent shall not be unreasonably withheld, conditioned or delayed.

5.4	In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 5 is held to be unavailable or insufficient to hold harmless the Indemnitees, although applicable in accordance with the terms of this Section 5, the Issuer and the Guarantor, jointly and severally, shall contribute to the aggregate costs incurred by the Dealer and its related Indemnitees in connection with any Claim in the proportion of the respective economic interests of the Issuer, the Guarantor and the Dealer and its related Indemnitees; provided, however, that such contribution by the Issuer and the Guarantor shall be in an amount such that the aggregate costs incurred by the Dealer and its related Indemnitees do not exceed the aggregate of the commissions and fees actually received by the Dealer hereunder with respect to the issue or issues of Notes to which such Claim relates. The respective economic interests shall be calculated by reference to the aggregate proceeds to the Issuer of the Notes issued hereunder and the aggregate commissions and fees earned by the Dealer hereunder.

6.	Definitions.

6.1	“BHC Act Affiliate” shall have the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

6.2	“Claim” shall have the meaning set forth in Section 5.1.

6.3	“Company Information” at any given time shall mean the Private Placement Memorandum together with, to the extent applicable, (i) the Issuer’s and the Guarantor’s, if applicable, most recent report on Form 10-K filed with the SEC and each report on Form 10-Q or 8-K filed by the Issuer with the SEC since the end of the fiscal year covered by the most recent Form 10-K, (ii) the Issuer’s and the Guarantor’s, if applicable, most recent annual audited financial statements and each interim financial statement or report prepared subsequent thereto, if not included in item (i) above, (iii) the Issuer’s and the Guarantor’s, if applicable, other publicly available reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are incorporated by reference into the Private Placement Memorandum, (iv) any other information or disclosure prepared pursuant to Section 4.3 hereof and (v) any information prepared or approved by the Issuer or the Guarantor for dissemination to investors or potential investors in the Notes.

6.4	“Covered Entity” shall mean any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

6.5	“Current Issuing and Paying Agent” shall have the meaning set forth in Section 7.9(a).

16

6.6	“Dealer” shall mean the institution designated as “Dealer” on the cover page of this Agreement.

6.7	“Dealer Information” shall mean material concerning the Dealer provided by the Dealer in writing expressly for inclusion in the Private Placement Memorandum.

6.8	“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

6.9	“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.

6.10	“Face Amount” shall mean (i) with respect to any interest-bearing Note, the principal amount of such Note, and (ii) with respect to any Note sold at a discount, the amount payable with respect to such Note at the maturity thereof.

6.11	“Guarantor” shall mean the entity designated as the “Guarantor” on the cover page of this Agreement.

6.12	“Indemnitee” shall have the meaning set forth in Section 5.1.

6.13	“Institutional Accredited Investor” shall mean an institutional investor that is an accredited investor within the meaning of Rule 501 under the Securities Act and that has such knowledge and experience in financial and business matters that it is capable of evaluating and bearing the economic risk of an investment in the Notes, including, but not limited to, a bank, as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution, as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

6.14	“Issuer” shall mean the entity designated as the “Issuer” on the cover page of this Agreement.

6.15	“Issuing and Paying Agency Agreement” shall mean the issuing and paying agency agreement described on the cover page of this Agreement, or any replacement thereof, as such agreement may be amended or supplemented from time to time.

6.16	“Issuing and Paying Agent” shall mean the party designated as such on the cover page of this Agreement, or any successor thereto or replacement thereof, as issuing and paying agent under the Issuing and Paying Agency Agreement.

6.17	“Master Note” shall have the meaning set forth in Section 1.4.

6.18	“Maximum Amount” shall mean the maximum of the aggregate Face Amount of the Issuer’s Notes permitted to be outstanding under the Program at any time (whether sold through the Dealer or Other Dealers), which such aggregate Face Amount shall equal $2,000,000,000, unless such amount is increased by the Issuer in accordance with Section 1.8 hereof.

6.19	“Money Laundering Laws” shall have the meaning set forth in Section 2.14.

6.20	“Non-bank fiduciary or agent” shall mean a fiduciary or agent other than (a) a bank, as defined in Section 3(a)(2) of the Securities Act, or (b) a savings and loan association, as defined in Section 3(a)(5)(A) of the Securities Act.

6.21	“Other Dealer” and “Other Dealers” shall have the meanings set forth in Section 1.2.

6.22	“Outstanding Notes” shall have the meaning set forth in Section 7.9(b).

6.23	“Private Placement Memorandum” shall mean offering materials prepared in accordance with Section 4 (including materials referred to therein or incorporated by reference therein,

17

if any) provided to purchasers and prospective purchasers of the Notes, and shall include amendments and supplements thereto which may be prepared from time to time in accordance with this Agreement (other than any amendment or supplement that has been completely superseded by a later amendment or supplement).

6.24	“Program” shall mean the commercial paper program of the Issuer as contemplated by this Agreement and the Issuing and Paying Agency Agreement.

6.25	“Program Documents” shall mean this Agreement, the Issuing and Paying Agency Agreement, the Guarantee and the Master Note.

6.26	“Qualified Institutional Buyer” shall have the meaning assigned to that term in Rule 144A.

6.27	“Replacement” shall have the meaning set forth in Section 7.9(a).

6.28	“Replacement Issuing and Paying Agency Agreement” shall have the meaning set forth in Section 7.9(a).

6.29	“Replacement Issuing and Paying Agent” shall have the meaning set forth in Section 7.9(a).

6.30	“Rule 144A” shall mean Rule 144A under the Securities Act.

6.31	“Sanctioned Countries” and “Sanctioned Country” shall have the meanings set forth in Section 2.15.

6.32	“Sanctioned Persons” shall have the meaning set forth in Section 2.15.

6.33	“Sanctions” shall have the meaning set forth in Section 2.15.

6.34	“SEC” shall mean the U.S. Securities and Exchange Commission.

6.35	“Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

6.36	“U.S. Special Resolution Regime” shall mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

7.	General.

7.1	Unless otherwise expressly provided herein, all notices under this Agreement to parties hereto shall be in writing and shall be effective when received at the address of the respective party set forth in the Addendum to this Agreement.

7.2	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions.

7.3	(a) Each of the Issuer and the Guarantor agrees that any suit, action or proceeding brought by the Issuer or the Guarantor against the Dealer in connection with or arising out of this Agreement, the Guarantee or the Notes or the offer and sale of the Notes shall be brought solely in the United States federal courts located in the Borough of Manhattan or the courts of the State of New York located in the Borough of Manhattan. EACH OF THE DEALER, THE ISSUER AND THE GUARANTOR WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b) Each of the Issuer and the Guarantor hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each of the aforesaid courts in personam, generally and unconditionally, for itself and in respect of its properties, assets and revenues, with respect

18

to any suit, action or proceeding in connection with or arising out of this Agreement, the Guarantee or the Notes or the offer and sale of the Notes.

(c) Each of the Issuer and the Guarantor hereby irrevocably designates, appoints and empowers National Registered Agents, Inc., with offices at 28 Liberty Street, New York, New York 10005, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding brought in the courts listed in Section 7.3(a) which may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts, with respect to any suit, action or proceeding in connection with or arising out of this Agreement, the Guarantee or the Notes or the offer and sale of the Notes. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Issuer and the Guarantor agree to designate a new designee, appointee and agent in The City of New York on the terms and for the purposes of this Section 7.3 satisfactory to the Dealer. Each of the Issuer and the Guarantor further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the agent for service of process referred to in this Section 7.3 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by mailing copies thereof by registered or certified airmail, postage prepaid, to it at its address specified in or designated pursuant to this Agreement. Each of the Issuer and the Guarantor agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the holders of any Notes or the Dealer to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the undersigned or bring actions, suits or proceedings against the undersigned in such other jurisdictions, and in such other manner, as may be permitted by applicable law. Each of the Issuer and the Guarantor hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement, the Notes or the Guarantee brought in the courts listed in Section 7.3(a) and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(d) To the extent that the Issuer or the Guarantor or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding in connection with or arising out of this Agreement, the Guarantee or the Notes or the offer and sale of the Notes, from the giving of any relief in any thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceeding may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, the Issuing and Paying Agency Agreement, the Guarantee, the Master Note or the Notes, it hereby irrevocably and unconditionally waives, and agrees for the benefit of the Dealer and any

19

holder from time to time of the Notes not to plead or claim, any such immunity, and consents to such relief and enforcement.

7.4	This Agreement may be terminated, at any time, by the Issuer, upon one business day’s prior notice to such effect to the Dealer, or by the Dealer upon one business day’s prior notice to such effect to the Issuer. Any such termination, however, shall not affect the obligations of the Issuer and the Guarantor under Sections 3.7, 5 and 7.3 hereof or the respective representations, warranties, agreements, covenants, rights or responsibilities of the parties made or arising prior to the termination of this Agreement.

7.5	This Agreement is not assignable by any party hereto without the written consent of the other parties; provided, however, that the Dealer may assign its rights and obligations under this Agreement to any affiliate of the Dealer.

7.6	This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Each party to this Agreement agrees that the other parties may execute their counterparts of this Agreement by (i) an “electronic signature”, whether digital or encrypted, to the maximum extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Electronic Signatures and Records Act of New York, or any similar state laws based on the Uniform Electronic Transactions Act, (ii) an electronic transmission (including electronic mail in portable document format (.pdf) form), or other electronic means that reproduces an image of a manually-signed counterpart or (iii) a digital signature transmitted through DocuSign, Adobe Sign or any other secure portal for digitized signature of documents that complies with the U.S. federal ESIGN Act of 2000. Any such counterpart shall be effective to the same extent as delivery of a manually executed counterpart of this Agreement and treated as an original manually executed counterpart for all purposes of this Agreement.

7.7	Except as provided in Section 5 with respect to non-party Indemnitees, this Agreement is for the exclusive benefit of the parties hereto, and their respective permitted successors and assigns hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever; provided, however, that Sections 7.3(b), (c) and (d) and Section 7.11 are hereby specifically and expressly acknowledged to also be for the benefit of the holders from time to time of the Notes, as third-party beneficiaries.

7.8	The Issuer and the Guarantor acknowledge and agree that (i) purchases and sales, or placements, of the Notes pursuant to this Agreement, including the determination of any prices for the Notes and Dealer compensation, are arm's-length commercial transactions among the Issuer, the Guarantor and the Dealer, (ii) in connection therewith and with the process leading to such transactions, the Dealer is acting solely as a principal and not the agent (except to the extent explicitly set forth herein) or fiduciary of the Issuer, the Guarantor or any of their affiliates, (iii) the Dealer has not assumed an advisory or fiduciary responsibility in favor of the Issuer, the Guarantor or any of their affiliates with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Dealer has advised or is currently advising the Issuer, the Guarantor or any of their affiliates on other matters) or any other obligation to the Issuer, the Guarantor or any of their affiliates except the obligations expressly set forth in this Agreement, (iv) each of the Issuer and the Guarantor is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement and the Guarantee, (v) the Dealer and its affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer and the Guarantor and that the Dealer has no obligation to disclose any of those interests by virtue of any advisory or fiduciary relationship, (vi) the Dealer has not provided any legal,

20

accounting, regulatory or tax advice with respect to the transactions contemplated hereby or by the Guarantee, and (vii) each of the Issuer and the Guarantor has consulted its own legal and financial advisors to the extent it deemed appropriate. Each of the Issuer and the Guarantor agrees that it will not claim that the Dealer has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Issuer or the Guarantor, in connection with such transactions or the process leading thereto. Any review by the Dealer of the Issuer, the Guarantor, the transactions contemplated hereby or other matters relating to such transactions shall be performed solely for the benefit of the Dealer and shall not be on behalf of the Issuer or the Guarantor. This Agreement supersedes all prior agreements and understandings (whether written or oral) among the Issuer, the Guarantor and the Dealer with respect to the subject matter hereof. Each of the Issuer and the Guarantor hereby waives and releases, to the fullest extent permitted by law, any claims the Issuer or the Guarantor may have against the Dealer with respect to any breach or alleged breach of fiduciary duty.

7.9	(a) The parties hereto agree that the Issuer may, in accordance with the terms of this Section 7.9, from time to time replace the party which is then acting as Issuing and Paying Agent (the “Current Issuing and Paying Agent”) with another party (such other party, the “Replacement Issuing and Paying Agent”), and enter into an agreement with the Replacement Issuing and Paying Agent covering the provision of issuing and paying agency functions in respect of the Notes by the Replacement Issuing and Paying Agent (the “Replacement Issuing and Paying Agency Agreement”) (any such replacement, a “Replacement”).

(b) From and after the effective date of any Replacement, (i) to the extent that the Issuing and Paying Agency Agreement provides that the Current Issuing and Paying Agent will continue to act in respect of Notes outstanding as of the effective date of such Replacement (the “Outstanding Notes”), then (A) the “Issuing and Paying Agent” for the Notes shall be deemed to be the Current Issuing and Paying Agent, in respect of the Outstanding Notes, and the Replacement Issuing and Paying Agent, in respect of Notes issued on or after the Replacement, (B) all references to the “Issuing and Paying Agent” hereunder shall be deemed to refer to the Current Issuing and Paying Agent in respect of the Outstanding Notes, and the Replacement Issuing and Paying Agent in respect of Notes issued on or after the Replacement, and (C) all references to the “Issuing and Paying Agency Agreement” hereunder shall be deemed to refer to the existing Issuing and Paying Agency Agreement, in respect of the Outstanding Notes, and the Replacement Issuing and Paying Agency Agreement, in respect of Notes issued on or after the Replacement; and (ii) to the extent that the Issuing and Paying Agency Agreement does not provide that the Current Issuing and Paying Agent will continue to act in respect of the Outstanding Notes, then (A) the “Issuing and Paying Agent” for the Notes shall be deemed to be the Replacement Issuing and Paying Agent, (B) all references to the “Issuing and Paying Agent” hereunder shall be deemed to refer to the Replacement Issuing and Paying Agent, and (C) all references to the “Issuing and Paying Agency Agreement” hereunder shall be deemed to refer to the Replacement Issuing and Paying Agency Agreement.

(c) From and after the effective date of any Replacement, the Issuer shall not issue any Notes hereunder unless and until the Dealer shall have received: (i) a copy of the executed Replacement Issuing and Paying Agency Agreement, (ii) a copy of the executed Letter of Representations among the Issuer, the Replacement Issuing and Paying Agent and DTC or a copy of the executed Swing Letter from the Replacement Issuing and Paying Agent to DTC, as applicable, as required by DTC, (iii) a copy of each executed Master Note authenticated by the Replacement Issuing and Paying Agent and registered in the name of DTC or its nominee, (iv) an amendment or supplement to or replacement of the Private

21

Placement Memorandum describing the Replacement Issuing and Paying Agent as the Issuing and Paying Agent for the Notes, and reflecting any other changes thereto necessary in light of the Replacement so that the Private Placement Memorandum, as amended, supplemented or replaced, satisfies the requirements of this Agreement and (v) a legal opinion of counsel to the Issuer, addressed to the Dealer, in form and substance reasonably satisfactory to the Dealer.

7.10	Notwithstanding anything to the contrary in this Agreement, the parties hereto agree that:

(a) In the event that the Dealer that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from the Dealer of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that the Dealer that is a Covered Entity or a BHC Act Affiliate of the Dealer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against the Dealer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

7.11	(a) Any payments to the Dealer hereunder or to any holder from time to time of Notes shall be in United States dollars and shall be made free of all withholdings or deductions on account of taxes and of all other governmental charges of any nature whatsoever imposed by the jurisdiction in which the Issuer or the Guarantor is located, save where such withholdings or deductions are required by law. In the event any withholding or deduction is required by law, the Issuer and the Guarantor agree to (i) make the applicable withholding or deduction and account for such withholding or deduction to the relevant taxing authority; and (ii) pay such additional amounts to the Dealer or any such holder such that, after taking into account such withholding or deduction (including any withholding or deduction imposed with respect to the payment of such additional amounts), it receives an amount equal the amount it would have received had no withholding or deduction been required. The Issuer and the Guarantor, jointly and severally, will promptly pay any stamp duty or documentary tax or other equivalent charge payable in connection with the execution, delivery, payment or performance of this Agreement, the Issuing and Paying Agency Agreement, the Guarantee, the Master Note or the Notes and shall indemnify and hold harmless the Dealer and each holder of Notes from all liabilities arising from any failure to pay, or delay in paying, such taxes or charges.

(b) Each of the Issuer and the Guarantor, jointly and severally, agree to indemnify and hold harmless the Dealer and each holder from time to time of Notes against any loss incurred by the Dealer or such holder as a result of any judgment or order being given or made for any amount due hereunder or under such holder’s Note(s) and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the Dealer or such holder is able to purchase United States dollars with the amount of Judgment Currency actually received by the Dealer or such holder. The foregoing indemnity shall constitute separate and independent obligations of the Issuer and the Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of

22

exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

23

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.

CARNIVAL CORPORATION LTD., as Issuer	[DEALER NAME], as Dealer
By:	By:
Name:	Name:
Title:	Title:

CARNIVAL UK LTD., as Guarantor
By:
Name:
Title:

24

Addendum

The following additional clauses shall apply to the Agreement and be deemed a part thereof.

1.       The Other Dealers referred to in clause (b) of Section 1.2 of the Agreement are [•].

2.       The addresses of the respective parties for purposes of notices under Section 7.1 are as follows:

For the Issuer and the Guarantor:

Address: Carnival Place, 3655 N.W. 87th Avenue, Miami, FL 33178

Attention: Treasurer (copy to Legal Department)

Telephone Number: (305) 599-2600

Email: ToWest@carnival.com

with a copy to Paul, Weiss, Rifkind, Wharton & Garrison LLP:

Address: 1285 Avenue of the Americas, New York, NY 10019

Attention: John C. Kennedy, Esq. and Luke Jennings, Esq.

Telephone Number: (212) 373-3025 / (212) 373-3591

Email: jkennedy@paulweiss.com / ljennings@paulweiss.com

For the Dealer:

Address: [•]

Attention: [•]

Telephone number: [•]

Email: [•]

25

Exhibit A

Form of Legend for Private Placement Memorandum and Notes

THE NOTES AND THE GUARANTEE THEREOF (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE SECURITIES LAW, AND OFFERS AND SALES THEREOF MAY BE MADE ONLY IN COMPLIANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. BY ITS ACCEPTANCE OF THESE SECURITIES, THE PURCHASER WILL BE DEEMED TO REPRESENT THAT (I) IT HAS BEEN AFFORDED AN OPPORTUNITY TO INVESTIGATE MATTERS RELATING TO CARNIVAL CORPORATION LTD. (THE “ISSUER”), CARNIVAL UK LTD. (THE “GUARANTOR”) AND THE SECURITIES, (II) IT IS NOT ACQUIRING THE SECURITIES WITH A VIEW TO ANY DISTRIBUTION THEREOF AND (III) IT IS EITHER (A)(1) AN INSTITUTIONAL INVESTOR THAT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF RULE 501(a) UNDER THE ACT (AN “INSTITUTIONAL ACCREDITED INVESTOR”) AND THAT EITHER IS (2)(i) PURCHASING SECURITIES FOR ITS OWN ACCOUNT, (ii) A U.S. BANK (AS DEFINED IN SECTION 3(a)(2) OF THE ACT) OR A SAVINGS AND LOAN ASSOCIATION OR OTHER INSTITUTION (AS DEFINED IN SECTION 3(a)(5)(A) OF THE ACT) ACTING IN ITS INDIVIDUAL OR FIDUCIARY CAPACITY OR (iii) A FIDUCIARY OR AGENT (OTHER THAN A U.S. BANK OR SAVINGS AND LOAN ASSOCIATION OR OTHER SUCH INSTITUTION) PURCHASING SECURITIES FOR ONE OR MORE ACCOUNTS EACH OF WHICH ACCOUNTS IS SUCH AN INSTITUTIONAL ACCREDITED INVESTOR; OR (B) A QUALIFIED INSTITUTIONAL BUYER (“QIB”) WITHIN THE MEANING OF RULE 144A UNDER THE ACT THAT IS ACQUIRING NOTES FOR ITS OWN ACCOUNT OR FOR ONE OR MORE ACCOUNTS, EACH OF WHICH ACCOUNTS IS A QIB AND WITH RESPECT TO EACH OF WHICH THE PURCHASER HAS SOLE INVESTMENT DISCRETION; AND THE PURCHASER ACKNOWLEDGES THAT IT IS AWARE THAT THE ISSUER OF THESE SECURITIES MAY RELY UPON THE EXEMPTION FROM THE REGISTRATION PROVISIONS OF SECTION 5 OF THE ACT PROVIDED BY RULE 144A. BY ITS ACCEPTANCE OF THESE SECURITIES, THE PURCHASER THEREOF SHALL ALSO BE DEEMED TO AGREE THAT ANY RESALE OR OTHER TRANSFER THEREOF WILL BE MADE ONLY (A) IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE ACT, EITHER (1) TO THE ISSUER OF THE SECURITIES OR AN AFFILIATE THEREOF OR TO A PERSON DESIGNATED BY THE ISSUER AS A DEALER OR PLACEMENT AGENT FOR THE SECURITIES (COLLECTIVELY, THE “DEALERS”), NONE OF WHICH SHALL HAVE ANY OBLIGATION TO ACQUIRE SUCH SECURITIES, (2) THROUGH A DEALER TO AN INSTITUTIONAL ACCREDITED INVESTOR OR A QIB, OR (3) TO A QIB IN A TRANSACTION THAT MEETS THE REQUIREMENTS OF RULE 144A AND (B) IN MINIMUM AMOUNTS OF $250,000.

26

Exhibit B

Statement of Terms for Interest-Bearing Commercial Paper Notes of Carnival Corporation Ltd.

THE PROVISIONS SET FORTH BELOW ARE QUALIFIED TO THE EXTENT APPLICABLE BY THE TRANSACTION SPECIFIC PRIVATE PLACEMENT MEMORANDUM SUPPLEMENT (THE “SUPPLEMENT”) (IF ANY) SENT TO EACH PURCHASER AT THE TIME OF THE TRANSACTION.

1. General. (a) The obligations of the Issuer to which these terms apply (each a “Note”) are represented by one or more Master Notes (each, a “Master Note”) issued in the name of (or of a nominee for) The Depository Trust Company (“DTC”), which Master Notes include the terms and provisions for the Issuer's Interest-Bearing Commercial Paper Notes that are set forth in this Statement of Terms, since this Statement of Terms constitutes an integral part of the Underlying Records as defined and referred to in the Master Notes.

(b) “Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, executive order or regulation to be closed in New York City, unless otherwise specified in the Supplement.

2. Interest. (a) Each Note will bear interest at a fixed rate (a “Fixed Rate Note”) or at a floating rate (a “Floating Rate Note”).

(b) The Supplement sent to each holder of such Note will describe the following terms: (i) whether such Note is a Fixed Rate Note or a Floating Rate Note and whether such Note is an Original Issue Discount Note (as defined below); (ii) the date on which such Note will be issued (the “Issue Date”); (iii) the Stated Maturity Date (as defined below); (iv) if such Note is a Fixed Rate Note, the rate per annum at which such Note will bear interest, if any, and the Interest Payment Dates; (v) if such Note is a Floating Rate Note, the Base Rate, the Index Maturity, the Interest Reset Dates, the Interest Payment Dates and the Spread and/or Spread Multiplier, if any (all as defined below), and any other terms relating to the particular method of calculating the interest rate for such Note; and (vi) any other terms applicable specifically to such Note. “Original Issue Discount Note” means a Note which has a stated redemption price at the Stated Maturity Date that exceeds its Issue Price by more than a specified de minimis amount and which the Supplement indicates will be an “Original Issue Discount Note”.

(c) Each Fixed Rate Note will bear interest from its Issue Date at the rate per annum specified in the Supplement until the principal amount thereof is paid or made available for payment. Interest on each Fixed Rate Note will be payable on the dates specified in the Supplement (each an “Interest Payment Date” for a Fixed Rate Note) and on the Maturity Date (as defined below). Interest on Fixed Rate Notes will be computed on the basis of a 360-day year and actual days elapsed.

If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be payable on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

(d) The interest rate on each Floating Rate Note for each Interest Reset Period (as defined below) will be determined by reference to an interest rate basis (a “Base Rate”) plus or minus a number of basis points (one basis point equals one-hundredth of a percentage point) (the “Spread”), if any, and/or multiplied by a certain percentage (the “Spread Multiplier”), if any, until the principal thereof is paid or made available for payment. The Supplement will designate which of the following Base Rates is applicable to the related Floating Rate Note: (i) the Commercial Paper Rate (a “Commercial Paper Rate Note”), (ii) the Federal Funds Rate (a “Federal Funds Rate Note”), (iii) the Prime Rate (a “Prime Rate Note”), (iv) the Treasury Rate (a “Treasury Rate Note”) or (v) such other Base Rate as may be specified in such Supplement.

27

The rate of interest on each Floating Rate Note will be reset daily, weekly, monthly, quarterly or semi-annually (the “Interest Reset Period”). The date or dates on which interest will be reset (each, an “Interest Reset Date”) will be, unless otherwise specified in the Supplement, in the case of Floating Rate Notes which reset daily, each Business Day; in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, the Wednesday of each week; in the case of Treasury Rate Notes that reset weekly, the Tuesday of each week; in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December; and in the case of Floating Rate Notes that reset semiannually, the third Wednesday of the two months specified in the Supplement. If any Interest Reset Date for any Floating Rate Note is not a Business Day, such Interest Reset Date will be postponed to the next day that is a Business Day, except that if such Business Day falls in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding Business Day, unless otherwise specified in the Supplement. Interest on each Floating Rate Note will be payable monthly, quarterly or semiannually (the “Interest Payment Period”) and on the Maturity Date. Unless otherwise specified in the Supplement, and except as provided below, the date or dates on which interest will be payable (each, an “Interest Payment Date” for a Floating Rate Note) will be, in the case of Floating Rate Notes with a monthly Interest Payment Period, on the third Wednesday of each month; in the case of Floating Rate Notes with a quarterly Interest Payment Period, on the third Wednesday of March, June, September and December; and in the case of Floating Rate Notes with a semiannual Interest Payment Period, on the third Wednesday of the two months specified in the Supplement. In addition, the Maturity Date will also be an Interest Payment Date.

If any Interest Payment Date for any Floating Rate Note (other than an Interest Payment Date occurring on the Maturity Date) would otherwise be a day that is not a Business Day, such Interest Payment Date shall be postponed to the next day that is a Business Day, except that if such Business Day falls in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day, unless otherwise specified in the Supplement. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, and no interest on such payment shall accrue for the period from and after such maturity.

Interest payments on each Interest Payment Date for Floating Rate Notes will include accrued interest from and including the Issue Date or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, such Interest Payment Date. On the Maturity Date, the interest payable on a Floating Rate Note will include interest accrued to, but excluding, the Maturity Date. Accrued interest will be calculated by multiplying the principal amount of a Floating Rate Note by an accrued interest factor. This accrued interest factor will be computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal) for each such day will be computed by dividing the interest rate applicable to such day by 360, in the cases where the Base Rate is the Commercial Paper Rate, Federal Funds Rate or Prime Rate, or by the actual number of days in the year, in the case where the Base Rate is the Treasury Rate. The interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate with respect to the Interest Determination Date (as defined below) pertaining to such Interest Reset Date, or (ii) if such day is not an Interest Reset Date, the interest rate with respect to the Interest Determination Date pertaining to the next preceding Interest Reset Date, subject in either case to any adjustment by a Spread and/or a Spread Multiplier.

The “Interest Determination Date” where the Base Rate is the Commercial Paper Rate will be the second Business Day next preceding an Interest Reset Date. The Interest Determination Date where the Base Rate is the Federal Funds Rate or the Prime Rate will be the Business Day next preceding an Interest Reset Date. The Interest Determination Date where the Base Rate is the Treasury Rate will be the day of the week in which such Interest Reset Date falls when Treasury Bills are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is held on the following Tuesday or the preceding Friday. If an auction is so held on the preceding Friday, such Friday

28

will be the Interest Determination Date pertaining to the Interest Reset Date occurring in the next succeeding week. The Interest Determination Date where the Base Rate is a rate other than a specific rate set forth in this paragraph will be as set forth in the Supplement.

The “Index Maturity” is the period to maturity of the instrument or obligation from which the applicable Base Rate is calculated.

The “Calculation Date,” where applicable, shall be the earlier of (i) the tenth calendar day following the applicable Interest Determination Date or (ii) the Business Day preceding the applicable Interest Payment Date or Maturity Date.

All times referred to herein reflect New York City time, unless otherwise specified.

The Issuer shall specify in writing to the Issuing and Paying Agent which party will be the calculation agent (the “Calculation Agent”) with respect to the Floating Rate Notes. The Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate which will become effective on the next Interest Reset Date with respect to such Floating Rate Note to the Issuing and Paying Agent as soon as the interest rate with respect to such Floating Rate Note has been determined and as soon as practicable after any change in such interest rate.

All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five-one millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation on Floating Rate Notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upwards).

Commercial Paper Rate Notes

“Commercial Paper Rate” means the Money Market Yield (calculated as described below) of the rate on any Interest Determination Date for commercial paper having the Index Maturity, as published by the Board of Governors of the Federal Reserve System (“FRB”) in Statistical Release, “Commercial Paper Rates and Outstanding Summary” or any successor publication of the FRB (“Commercial Paper Rates and Outstanding Summary”), available through the world wide website of the FRB at https://www.federalreserve.gov/releases/cp/default.htm, or any successor site or publication or other recognized source used for the purpose of displaying the applicable rate under the heading “Rates AA nonfinancial”.

If the above rate is not published in Commercial Paper Rates and Outstanding Summary by 3:00 p.m., New York City time, on the Calculation Date, then the Commercial Paper Rate will be the Money Market Yield of the rate on such Interest Determination Date for commercial paper of the Index Maturity published in the daily update of H.15 Daily Update, available through the world wide website of the FRB at http://www.federalreserve.gov/releases/h15/, or any successor site or publication or other recognized electronic source used for the purpose of displaying the applicable rate (“H.15 Daily Update”) under the heading “Commercial Paper Nonfinancial”.

If by 3:00 p.m. on such Calculation Date such rate is not published in H.15 Daily Update, then the Calculation Agent will determine the Commercial Paper Rate to be the Money Market Yield of the arithmetic mean of the offered rates as of 11:00 a.m. on such Interest Determination Date of three leading dealers of U.S. dollar commercial paper in New York City selected by the Calculation Agent for commercial paper of the Index Maturity placed for a non-financial corporate issuer whose bond rating is “AA,” or the equivalent, from a nationally recognized statistical rating organization.

If the dealers selected by the Calculation Agent are not quoting as mentioned above, the Commercial Paper Rate with respect to such Interest Determination Date will remain the Commercial Paper Rate then in effect on such Interest Determination Date.

29

“Money Market Yield” will be a yield calculated in accordance with the following formula:

Money Market Yield =	D x 360	x 100
360 - (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal and “M” refers to the actual number of days in the interest period for which interest is being calculated.

Federal Funds Rate Notes

“Federal Funds Rate” means the rate on any Interest Determination Date for federal funds as available through the FRB Website, as displayed on Bloomberg screen FEDL01 Index page on such date (“Bloomberg Screen Page”).

If the above rate does not appear on the FRB Website or the Bloomberg Screen Page or is not so published by 3:00 p.m. on the Calculation Date, the Federal Funds Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update under the heading “Federal Funds/(Effective)”.

If such rate is not published as described above by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the Federal Funds Rate to be the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged by each of three leading brokers of Federal Funds transactions in New York City selected by the Calculation Agent prior to 9:00 a.m. on such Interest Determination Date.

If the brokers selected by the Calculation Agent are not quoting as mentioned above, the Federal Funds Rate will remain the Federal Funds Rate then in effect on such Interest Determination Date.

“FRB Website” means the world wide website of the FRB at http://www.federalreserve.gov/releases/h15/, or any successor site or publication or other recognized electronic source used for the purpose of displaying the H.15 Daily Update.

Prime Rate Notes

“Prime Rate” means the rate on any Interest Determination Date as published in H.15 Daily Update under the heading “Bank Prime Loan”.

If the above rate is not published in H.15 Daily Update prior to 3:00 p.m. on the Calculation Date, then the Prime Rate will be the rate on such Interest Determination Date as published in H.15 Daily Update opposite the caption “Bank Prime Loan”.

If the rate is not published prior to 3:00 p.m. on the Calculation Date in H.15 Daily Update, then the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME1 Page (as defined below) as such bank’s prime rate or base lending rate as of 11:00 a.m., on that Interest Determination Date.

If fewer than four such rates referred to above are so published by 3:00 p.m. on the Calculation Date, the Calculation Agent will determine the Prime Rate to be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by 360 as of the close of business on such Interest Determination Date by three major banks in New York City selected by the Calculation Agent.

30

If the banks selected are not quoting as mentioned above, the Prime Rate will remain the Prime Rate in effect on such Interest Determination Date.

“Reuters Screen US PRIME1 Page” means the display designated as page “US PRIME1” on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

Treasury Rate Notes

“Treasury Rate” means:

(1) the rate from the auction held on the Interest Determination Date (the “Auction”) of direct obligations of the United States (“Treasury Bills”) having the Index Maturity specified in the Supplement under the caption “INVEST RATE” on the display on the Reuters Page designated as USAUCTION10 (or any other page as may replace that page on that service) or the Reuters Page designated as USAUCTION11 (or any other page as may replace that page on that service), or

(2) if the rate referred to in clause (1) is not so published by 3:00 p.m. on the related Calculation Date, the Bond Equivalent Yield (as defined below) of the rate for the applicable Treasury Bills as published in H.15 Daily Update, under the caption “U.S. Government Securities/Treasury Bills/Auction High”, or

(3) if the rate referred to in clause (2) is not so published by 3:00 p.m. on the related Calculation Date, the Bond Equivalent Yield of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

(4) if the rate referred to in clause (3) is not so announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(5) if the rate referred to in clause (4) is not so published by 3:00 p.m. on the related Calculation Date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(6) if the rate referred to in clause (5) is not so published by 3:00 p.m. on the related Calculation Date, the rate on the particular Interest Determination Date calculated by the Calculation Agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m. on that Interest Determination Date, of three primary United States government securities dealers selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the Supplement, or

(7) if the dealers so selected by the Calculation Agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the particular Interest Determination Date.

“Bond Equivalent Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Bond Equivalent Yield =	D x N	x 100
360 - (D x M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable Interest Reset Period.

31

“Reuters Page” means the display on Thomson Reuters Eikon, or any successor service, on the page or pages specified in this Statement of Terms or the Supplement, or any replacement page on that service.

3.	Final Maturity. The Stated Maturity Date for any Note will be the date so specified in the Supplement, which shall be no later than 180 days from the date of issuance. On its Stated Maturity Date, or any date prior to the Stated Maturity Date on which the particular Note becomes due and payable by the declaration of acceleration, each such date being referred to as a Maturity Date, the principal amount of such Note, together with accrued and unpaid interest thereon, will be immediately due and payable.
4.	Events of Default. The occurrence of any of the following shall constitute an “Event of Default” with respect to a Note: (i) default in any payment of principal of or interest on such Note (including on a redemption thereof); (ii) the Issuer or the Guarantor makes any compromise arrangement with its creditors generally including the entering into any form of moratorium with its creditors generally; (iii) a court having jurisdiction shall enter a decree or order for relief in respect of the Issuer or the Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or there shall be appointed a receiver, administrator, liquidator, custodian, trustee or sequestrator (or similar officer) with respect to the whole or substantially the whole of the assets of the Issuer or the Guarantor and any such decree, order or appointment is not removed, discharged or withdrawn within 60 days thereafter; or (iv) the Issuer or the Guarantor shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or taking possession by a receiver, administrator, liquidator, assignee, custodian, trustee or sequestrator (or similar official), with respect to the whole or substantially the whole of the assets of the Issuer or the Guarantor or make any general assignment for the benefit of creditors. Upon the occurrence of an Event of Default, the principal of such Note (together with interest accrued and unpaid thereon) shall become, without any notice or demand, immediately due and payable.
5.	Obligation Absolute. No provision of the Issuing and Paying Agency Agreement under which the Notes are issued shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on each Note at the times, place and rate, and in the coin or currency, herein prescribed.
6.	Supplement. Any term contained in the Supplement shall supersede any conflicting term contained herein.

32

EXHIBIT C

Notification Letter for an Increase in the Maximum Amount

[_____________], 20[__]

To: cc.	[__], as Dealer U.S. Bank Trust Company, National Association, as Issuing and Paying Agent

Re:     Commercial Paper Program of Carnival Corporation Ltd.

Ladies and Gentlemen,

We refer to a commercial paper dealer agreement, dated as of November 3, 2026 (as amended, supplemented and otherwise modified from time to time, the “Dealer Agreement”) among Carnival Corporation Ltd., as Issuer, Carnival UK Ltd., as Guarantor, and you, as Dealer, relating to a commercial paper program with a Maximum Amount of $[_________] as of the date hereof.

Capitalized terms used in this letter shall have the meanings ascribed to such terms in the Dealer Agreement.

In accordance with Section 1.8 of the Dealer Agreement, we hereby notify you that the Maximum Amount shall be increased from $[_________] to $[_________], effective on [_____________], 20[__], subject to the delivery to you and the Issuing and Paying Agent of the following documents:

(i)	a certificate from a duly authorized officer of each of the Issuer and the Guarantor confirming that no changes have been made to the organizational documents of the Issuer or the Guarantor since the date of the Dealer Agreement or, if there have been any changes, a certified copy of the related organizational documents currently in force;

(ii)	certified copies of all documents evidencing the internal authorization and approval of the Issuer and the Guarantor required for such an increase in the Maximum Amount;

(iii)	an updated or supplemental Private Placement Memorandum reflecting the increase in the Maximum Amount of the Program;

(iv)	one or more legal opinions of counsel to the Issuer and the Guarantor, addressed to the Dealer, in form and substance reasonably satisfactory to the Dealer; and

(v)	evidence from each nationally recognized statistical rating organization providing a rating of the Notes either (A) that such rating has been confirmed after giving effect to the increase in the Maximum Amount or (B) setting forth any change in the rating of the Notes after giving effect to the increase in the Maximum Amount.

By its execution hereof, the Issuer shall be deemed to represent and warrant that its representations and warranties in the Dealer Agreement are true and correct on and as of the date hereof as if made on and as of the date hereof and shall be true and correct after giving effect to the increase of the Maximum Amount.

33

IN WITNESS WHEREOF, the Issuer and the Guarantor have caused this Letter to be executed as of the date and year first above written.

Carnival Corporation Ltd. as Issuer

Name:
Title:

Carnival UK Ltd., as Guarantor

Name:
Title:

34

Exhibit D

Form of Guarantee

GUARANTEE

GUARANTEE, dated as of __________, ____, of Carnival UK Ltd., a private limited company incorporated and registered in England and Wales (the “Guarantor”).

The Guarantor, for value received, hereby agrees as follows for the benefit of the holders from time to time of the Notes hereinafter described:

1.	The Guarantor irrevocably guarantees payment in full, as and when the same becomes due and payable, of the principal of and interest, if any, on the promissory notes (the “Notes”) issued by Carnival Corporation Ltd., a Bermuda exempted company limited by shares and the parent company of the Guarantor (the “Issuer”), from time to time pursuant to the Issuing and Paying Agent Agreement, dated as of November 3, 2026, as the same may be amended, supplemented or modified from time to time, among the Issuer, the Guarantor and U.S. Bank Trust Company, National Association (the “Agreement”).

2.	The Guarantor’s obligations under this Guarantee shall be unconditional, irrespective of the validity or enforceability of any provision of the Agreement or the Notes.

3.	This Guarantee is a guaranty of the due and punctual payment (and not merely of collection) of the principal of and interest, if any, on the Notes by the Issuer and shall remain in full force and effect until all amounts have been validly, finally and irrevocably paid in full, and shall not be affected in any way by any circumstance or condition whatsoever, including without limitation (a) the absence of any action to obtain such amounts from the Issuer, (b) any variation, extension, waiver, compromise or release of any or all of the obligations of the Issuer under the Agreement or the Notes or of any collateral security therefor or (c) any change in the existence or structure of, or the bankruptcy or insolvency of, the Issuer or by any other circumstance (other than by complete, irrevocable payment) that might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety. The Guarantor waives all requirements as to diligence, presentment, demand for payment, protest and notice of any kind with respect to the Agreement and the Notes.

4.	In the event of a default in payment of principal of or interest on any Notes, the holders of such Notes may institute legal proceedings directly against the Guarantor to enforce this Guarantee without first proceeding against the Issuer.

5.	This Guarantee shall remain in full force and effect or shall be reinstated (as the case may be) if at any time any payment by the Issuer of the principal of or interest, if any, on the Notes, in whole or in part, is rescinded or must otherwise be returned by the holder upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, all as though such payment had not been made.

6.	This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

7.	(a) The Guarantor hereby irrevocably accepts and submits to the non-exclusive jurisdiction of the United States federal courts located in the Borough of Manhattan and the courts of the State of New York located in the Borough of Manhattan.

(b) The Guarantor hereby irrevocably designates, appoints and empowers National Registered Agents, Inc., with offices at 28 Liberty Street, New York, New York 10005, as

35

its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding brought in the courts listed in Section 7(a) which may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts, with respect to any suit, action or proceeding in connection with or arising out of this Guarantee. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, the Guarantor agrees to designate a new designee, appointee and agent in the City of New York on the terms and for the purposes of this Section 7 satisfactory to the Dealer. The Guarantor further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding by serving a copy thereof upon the agent for service of process referred to in this Section 7 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by mailing copies thereof by registered or certified airmail, postage prepaid, to it at its address specified in or designated pursuant to this Guarantee. The Guarantor agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the holders of any Notes to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law or to obtain jurisdiction over the undersigned or bring actions, suits or proceedings against the undersigned in such other jurisdictions, and in such other manner, as may be permitted by applicable law. The Guarantor hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Guarantee brought in the courts listed in Section 7(a) and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.	To the extent that the Guarantor or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding in connection with or arising out of this Guarantee, from the giving of any relief in any thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceeding may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Guarantee, the Guarantor hereby irrevocably and unconditionally waives, and agrees for the benefit of the Dealer and any holder from time to time of the Notes not to plead or claim, any such immunity, and consents to such relief and enforcement.

9.	Any payments under this Guarantee shall be in United States dollars and shall be made free of all withholdings or deductions on account of taxes and of all other governmental charges of any nature whatsoever imposed by any jurisdiction in which the Guarantor is located or from which any such payment is made, save where such withholdings or deductions are required by law. In the event any withholding or deduction is required by law, the Guarantor agrees to (i) make the applicable withholding or deduction and account for such withholding or deduction to the relevant taxing authority; and (ii) pay such additional amounts such that, after taking into account such withholding or deduction (including any such withholding or

36

deduction imposed with respect to the payment of such additional amounts), the recipient receives an amount equal the amount it would have received had no withholding or deduction been required.

10.	The Guarantor agrees to indemnify each holder from time to time of Notes against any loss incurred by such holder as a result of any judgment or order being given or made for any amount due hereunder or thereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such holder is able to purchase United States dollars with the amount of Judgment Currency actually received by such holder. The foregoing indemnity shall constitute a separate and independent obligation of the Guarantor and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

37

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed as of the day and year first above written.

Carnival UK Ltd., as Guarantor

Name:
Title:

38